Exhibit 99.1

THE HARTCOURT COMPANIES, INC.
FOR IMMEDIATE RELEASE
November 3rd, 2008

Press Release

Hartcourt Completes the Acquisition of China E & I Development Co. Ltd. (China Arts and Science Academy), a leading provider of online education in China focusing on vocational education.

Shanghai, China, November 3rd, 2008— The Hartcourt Companies, Inc. (OTC BB: HRCT, Frankfurt: 900009) (“Hartcourt”) a provider of educational services in China, today announced that it has received all necessary governmental approvals and has now completed the acquisition of China E & I Development Co. Ltd. (China Arts and Science Academy) pursuant to the terms of the definitive agreement between Hartcourt and China Arts and Science Academy dated 18 October 2008. China Arts and Science Academy is now a subsidiary of Hartcourt, and Hartcourt will be able to consolidate 60 percent of its net profit from 1 November 2008.

Under the terms of the definitive agreement executed between China Arts and Science Academy and Hartcourt, China Arts and Science Academy committed that its net profit would exceed RMB5 million (US$735,294) for the first year in which its results are consolidated with Hartcourt’s, RMB7.5 million (US$1.103 million) for the second year in which its results are consolidated with Hartcourt’s, and RMB10 million (US$1.471 million) for the third year in which its results are consolidated with Hartcourt’s.

China Arts and Science Academy is a leading provider of online education in China focusing on vocational education. The courses offered by China Arts and Science Academy through its websites are designed to help professionals and other course participants obtain and maintain the skills and certifications necessary to pursue careers in China in the areas of accounting, law, business administration, marketing, HR, international trade, business English, computer application, information technology and other industries. Course participants are able to access the courses through the Internet at times and places most convenient for them, and to easily interact with a broad online community of course participants, professionals, lecturers and tutors. Qualified course participants have the option of pursuing a 2-year or 4-year diploma at China Arts and Science Academy.

China Arts and Science Academy has established close cooperative relationships with domestic and international certification authorities such as the State Ministry of Personnel, the Skills Identification and Guidance Center of the State Ministry of Information Industry, the China Professional Managers Evaluation Center, the International Federation of E-commerce Engineers, and the China Ministry of Education.

China Arts and Science Academy has been honored “The Most Influential Brand of China Online Education” by the National Industry Leading Brand Selection Committee.

More details on China Arts and Science Academy can be obtained from the following Web site: http://www.casc-edu.org.cn

Mr. Victor Zhou, CEO of Hartcourt, stated, “We are happy to complete the acquisition of China Arts and Science Academy, which is another important step in restructuring Hartcourt to become a leading provider of educational services in China. Vocational education services are one of the cornerstones of Hartcourt’s educational service strategy. We see this successful acquisition as a further important step in implementing our business plan and toward Hartcourt becoming a leading provider of vocational education. We believe that our focus and persistence have paid off in recent improvements in our financial results. ”

Mr. Xin Chen, President of China Arts and Science Academy, added, “Now that we are subsidiary of Hartcourt, we shall work closely with other Hartcourt subsidiaries to improve Hartcourt’s revenues, market coverage and overall competitiveness.”

About Hartcourt

Hartcourt Company Inc. is an educational services provider in China focusing on professional education. Hartcourt offers a wide range of educational programs, services and products, primary and secondary school education, development and distribution of educational content, software and other technology, and online education. Hartcourt’s achievements and operations can be found on its web site: http://www.hartcourt.com

Forward-looking Statements

The statements made in this press release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

Contact:
Ms Mary Qi, Tel: + 86 21 51113716  Fax: + 86 21 51113719    Email: ir@hartcourt.com